INFOCURE CLOSES ACQUISITIONS OF THREE PRACTICE MANAGEMENT SOFTWARE COMPANIES

ATLANTA, Dec. 2 /-- InfoCure Corporation (Amex: INC) announced today that it has
                                                ---
completed its previously announced agreements to acquire SoftEasy Software, Inc., Commercial Computers, Inc., and Professional On-Line Computer, Inc. The financial terms of the transactions were not disclosed.

The completion of the acquisitions would have increased InfoCure's 1996 pro forma revenues from $19.1 million to $25.0 million. In addition, InfoCure's installed customer base in 1996 would have increased by an additional 3,700 healthcare providers. These figures represent pro forma growth of approximately 35% to 1996 fiscal revenues and a 22% increase, on a pro forma basis, of the installed customer base of healthcare providers compared to the Company's IPO on July 10, 1997.

The Company has also announced the closing of its $10 million acquisition credit facility from FINOVA Capital Corporation simultaneous with these acquisitions.

Jim Price, Executive Vice President of InfoCure stated that, ''With the completion of this first round of acquisitions, we believe InfoCure is demonstrating its ability to execute our business strategy. The company's growth through acquisition provides an outstanding opportunity for the sharing of unique technologies within InfoCure." Mr. Price also stated that InfoCure's previously reported agreement in principle with Pace Financial Corporation is proceeding toward consummation.

Frederick Fine, President and CEO of InfoCure said, ''I am extremely pleased with the quality, motivation and experience of the employees that have joined the InfoCure team as a part of these acquisitions. Additionally, we look forward to helping another 3,700 healthcare providers meet the challenges of today's changing healthcare environment."

InfoCure Corporation develops, markets and supports practice management software products and related services for healthcare practices of varying size and specialty, including multi-provider Management Service Organizations (MSOs), Independent Physician Alliances (IPAs) and solo practitioners. InfoCure has an installed customer base of approximately 20,000 healthcare providers which practice at over 6,500 client sites.